EXHIBIT 99.1
News Release

Contacts:
Media – Lisa H. Jester, Corporate Manager, Communications and Public Relations (513) 425-2510
Investors – Douglas O. Mitterholzer, General Manager, Investor Relations (513) 425-5215

AK Steel Reports Financial Results for Second Quarter and First Half 2016
Company Earns Net Income of $17.3 Million for the Second Quarter

WEST CHESTER, OH, July 26, 2016 – AK Steel (NYSE: AKS) today reported its financial results for the second quarter of 2016.

2nd Quarter 2016 Highlights

•	Net income of $17.3 million, or $0.08 per diluted share, compared to a net loss of $64.0 million, or $0.36 per diluted share a year ago

•	Adjusted EBITDA of $99.3 million, more than doubled from the year ago quarter

•	Adjusted EBITDA margin improved to 6.7% from 2.8% a year ago

•	Credit facility borrowings reduced by $370 million during the quarter

•	Liquidity of $945 million

AK Steel reported net income of $17.3 million, or $0.08 per diluted share of common stock, for the second quarter of 2016, compared to a net loss of $64.0 million, or $0.36 per diluted share, for the second quarter of 2015. The company’s adjusted EBITDA (as defined in the “Non-GAAP Financial Measures” section below) of $99.3 million, or 6.7% of net sales, for the second quarter of 2016 more than doubled from adjusted EBITDA of $47.6 million, or 2.8% of net sales, for the year ago second quarter.
“Our strategic decision to reduce exposure to commodity spot markets, optimize our footprint and focus on higher value products continued to show positive results as we achieved another quarter of significant improvement,” said Roger K. Newport, Chief Executive Officer of AK Steel. “We continue to make operational improvements and relentlessly pursue margin enhancements, and we are seeing the benefit of these actions in our financial results.”
Net sales of $1.49 billion for the second quarter of 2016 decreased from $1.69 billion in the second quarter of 2015, primarily as a result of lower automotive contract pricing compared to a year ago as well as a decrease in shipments. In the recent second quarter, shipments of 1,555,500 tons represented a decline of 14% compared to 1,811,700 tons from the second quarter a year ago. The company’s decision to reduce exposure to the commodity carbon steel spot market resulted in a 320,000 ton decline in shipments to the distributors and converters markets, or a 48% reduction from a year ago. Shipments of higher value coated products, which are sold mostly to the automotive market, increased to 53% of the company’s total shipments in the current second quarter from 45% a year ago.
The company’s adjusted EBITDA more than doubled to $99.3 million in the second quarter of 2016 from the second quarter of 2015, principally due to a better product mix, operational improvements, a continued focus on reducing costs, and lower raw material and energy costs. The second quarter of 2016 included a LIFO charge of $20.7 million, compared to a LIFO credit of $34.8 million in the second quarter a year ago. Also included in the recent second quarter was approximately $14.1 million of unrealized hedge losses compared to $1.1 million in the same quarter a year ago.
As part of the company’s strategy to enhance its balance sheet, in May 2016 the company issued 59.8 million shares of common stock at $4.40 per share. Net proceeds of $249.4 million were used to reduce debt by repaying outstanding borrowings under the company’s revolving credit facility. In June 2016, as part of a transaction to refinance its senior secured notes due 2018 (the “Old Notes”), the company issued $380.0 million of 7.50% senior secured notes due 2023. Through a concurrent tender offer for the Old Notes, the company retired $251.7 million in principal amount of Old Notes, then called the remaining $128.3 million in principal amount, which were subsequently retired in July 2016. As a result, all of the Old Notes have been extinguished. Included in other income (expense) in the second quarter of 2016 was $5.6 million of expense related to the tender offer.
The company ended the second quarter of 2016 with total liquidity of $945.0 million. Cash flows from operating activities for the second quarter of 2016 were $136.3 million and included a $50.6 million contribution from working capital, as the company continued to proactively manage its inventory levels. The company reduced its debt levels by repaying borrowings under its credit facility by $370.0 million during the second quarter of 2016, largely as a result of the net proceeds from the successful equity offering during the second quarter of 2016 and diligent working capital management.

Six-Month Results
For the first six months of 2016, the company reported net income of $3.7 million, or $0.02 per diluted share, as compared to a net loss of $370.3 million, or $2.08 per diluted share, in the corresponding six months of 2015.
Sales for the first six months of 2016 were $3.01 billion compared to sales of $3.44 billion in the same period a year ago. Shipments for the first half of 2016 were 3,213,700 tons compared to 3,562,200 tons in the first half of 2015. The company’s average selling price for the first half of 2016 was $935 per ton, a decrease from $965 per ton for the first half of 2015. The decrease in average selling price was primarily attributable to lower pricing on automotive contracts and lingering effects of market oversupply in the first quarter of 2016 from an influx of what the company believes were unfairly traded foreign steel imports.
The company’s adjusted EBITDA margin as a percent of net sales improved to 6.0% for the first six months of 2016 from 3.1% for the same period a year ago. The improvement was principally driven by the company’s decision to reduce shipments of commodity products, optimize its manufacturing footprint, and focus on continuous improvement within its facilities, as well as a relentless focus on costs.
The first half of 2016 included LIFO charges of $8.4 million, compared to LIFO credits of $51.9 million in the first half of 2015. The company recorded costs of $21.9 million during the first six months of 2016 for planned outages, compared to $31.8 million during the first six months of 2015.
Included in the results for the six months ended June 30, 2015 was an impairment charge of $256.3 million, or $1.44 per diluted share, to fully impair the company’s investment in Magnetation LLC.

AK Steel
AK Steel is a leading producer of flat-rolled carbon, stainless and electrical steel products, primarily for automotive, infrastructure and manufacturing, construction and electrical power generation and distribution markets. Headquartered in West Chester, Ohio (Greater Cincinnati), the company employs approximately 8,500 men and women at eight steel plants, two coke plants and two tube manufacturing plants across six states: Indiana, Kentucky, Michigan, Ohio, Pennsylvania and West Virginia. Additional information about AK Steel is available at www.aksteel.com.

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Safe Harbor Statement
Certain statements the company made or incorporated by reference in this release, or made in other documents furnished to or filed with the Securities Exchange Commission, as well as in press releases or in oral presentations made by company employees, reflect management’s estimates and beliefs and are intended to be “forward-looking statements” identified in the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Words such as “expects,” “anticipates,” “believes,” “intends,” “plans,” “estimates” and other similar references to future periods typically identify forward-looking statements.  The company cautions readers that forward-looking statements reflect the company’s current beliefs and judgments, but are not guarantees of future performance or outcomes. They are based on a number of assumptions and estimates that are inherently affected by economic, competitive, regulatory, and operational risks, uncertainties and contingencies that are beyond the company’s control, and upon assumptions about future business decisions and conditions that may change.
Forward-looking statements are only predictions and involve risks and uncertainties, resulting in the possibility that actual events or performance will differ materially from such predictions as a result of certain risk factors, including reduced selling prices, shipments and profits associated with a highly competitive and cyclical industry; increased global steel production and imports; changes in the cost of raw materials and energy; the company’s significant amount of debt and other obligations; severe financial hardship or bankruptcy of one or more of the company’s major customers or key suppliers; reduced demand in key product markets due to competition from aluminum or other alternatives to steel; excess inventory of raw materials; supply chain disruptions or poor quality of raw materials; production disruption or reduced production levels; the company’s healthcare and pension obligations; not reaching new labor agreements on a timely basis; major litigation, arbitrations, environmental issues and other contingencies; regulatory compliance and changes; climate change and greenhouse gas emission limitations; financial, credit, capital and banking markets; derivative contracts to hedge commodity pricing volatility; potential permanent idling of facilities; inability to fully realize benefits of margin enhancement initiatives; information technology security threats and cybercrime; as well as those risks and uncertainties discussed in more detail in the company’s Annual Report on Form 10-K for the year ended December 31, 2015, as updated in subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with or furnished to the Securities and Exchange Commission.
As such, the company cautions readers not to place undue reliance on forward-looking statements, which speak only to the company’s plans, assumptions and expectations as of the date hereof. The company undertakes no obligation to publicly update any forward-looking statement, except as required by law.

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AK STEEL HOLDING CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(Dollars and shares in millions, except per share and per ton data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Shipments (000 tons)	1,555.5	1,811.7	3,213.7	3,562.2
Selling price per ton	$957	$931	$935	$965

Net sales	$1,492.2	$1,689.4	$3,011.0	$3,440.3

Cost of products sold	1,325.0	1,579.2	2,690.5	3,187.8
Selling and administrative expenses	62.2	63.5	125.7	132.7
Depreciation	54.3	55.7	108.0	111.1
Pension and OPEB expense (income)	(11.9)	(16.1)	(23.8)	(32.2)
Total operating costs	1,429.6	1,682.3	2,900.4	3,399.4
Operating profit	62.6	7.1	110.6	40.9
Interest expense	41.4	43.5	84.2	87.4
Impairment of Magnetation investment	—	—	—	(256.3)
Other income (expense)	2.1	1.5	1.4	(15.2)
Income (loss) before income taxes	23.3	(34.9)	27.8	(318.0)
Income tax expense (benefit)	(10.6)	14.6	(10.5)	22.3
Net income (loss)	33.9	(49.5)	38.3	(340.3)
Less: Net income attributable to noncontrolling interests	16.6	14.5	34.6	30.0
Net income (loss) attributable to AK Steel Holding Corporation	$17.3	$(64.0)	$3.7	$(370.3)
Basic and diluted earnings per share:
Net income (loss) attributable to AK Steel Holding Corporation	$0.08	$(0.36)	$0.02	$(2.08)
Weighted-average shares outstanding:
Basic	216.4	177.2	197.0	177.1
Diluted	217.2	177.2	197.6	177.1

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AK STEEL HOLDING CORPORATION
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(Dollars in millions, except per share amounts)

	June 30, 2016	December 31, 2015
ASSETS
Current assets:
Cash and cash equivalents	$56.2	$56.6
Accounts receivable, net	448.5	444.9
Inventory, net	978.3	1,226.3
Other current assets	68.6	78.4
Total current assets	1,551.6	1,806.2
Property, plant and equipment	6,515.0	6,466.0
Accumulated depreciation	(4,485.9)	(4,379.5)
Property, plant and equipment, net	2,029.1	2,086.5
Cash held for retirement of debt	135.4	—
Other non-current assets	202.2	191.7
TOTAL ASSETS	$3,918.3	$4,084.4

LIABILITIES AND EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$602.9	$703.4
Accrued liabilities	206.1	261.5
Current portion of pension and other postretirement benefit obligations	77.6	77.7
Total current liabilities	886.6	1,042.6
Non-current liabilities:
Long-term debt	2,078.1	2,354.1
Pension and other postretirement benefit obligations	1,122.5	1,146.9
Other non-current liabilities	131.7	136.4
TOTAL LIABILITIES	4,218.9	4,680.0

Equity (deficit):
Common stock, authorized 300,000,000 shares of $0.01 par value each; issued 238,762,359 and 178,284,137 shares in 2016 and 2015; outstanding 238,207,690 and 177,893,562 shares in 2016 and 2015	2.4	1.8
Additional paid-in capital	2,518.8	2,266.8
Treasury stock, common shares at cost, 554,669 and 390,575 shares in 2016 and 2015	(2.3)	(2.0)
Accumulated deficit	(3,053.3)	(3,057.0)
Accumulated other comprehensive loss	(145.8)	(187.2)
Total stockholders’ equity (deficit)	(680.2)	(977.6)
Noncontrolling interests	379.6	382.0
TOTAL EQUITY (DEFICIT)	(300.6)	(595.6)
TOTAL LIABILITIES AND EQUITY (DEFICIT)	$3,918.3	$4,084.4

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AK STEEL HOLDING CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(Dollars in millions)

	Six Months Ended June 30,
	2016	2015
Cash flows from operating activities:
Net income (loss)	$38.3	$(340.3)
Depreciation	100.8	103.9
Depreciation—SunCoke Middletown	7.2	7.2
Amortization	9.9	12.5
Impairment of Magnetation investment	—	256.3
Deferred income taxes	(7.2)	20.7
Pension and OPEB expense (income)	(23.8)	(32.2)
Contributions to pension trust	—	(1.0)
Other postretirement benefit payments	(16.0)	(22.2)
Changes in working capital	122.2	52.6
Other operating items, net	41.6	26.4
Net cash flows from operating activities	273.0	83.9

Cash flows from investing activities:
Capital investments	(53.9)	(49.7)
Cash held for retirement of debt	(135.4)	—
Proceeds from sale of equity investee	—	25.0
Other investing items, net	2.1	1.3
Net cash flows from investing activities	(187.2)	(23.4)

Cash flows from financing activities:
Net borrowings (payments) under credit facility	(400.0)	(10.0)
Proceeds from issuance of long-term debt	380.0	—
Redemption of long-term debt	(259.0)	(2.2)
Proceeds from issuance of common stock	249.4	—
Debt issuance costs	(19.3)	—
SunCoke Middletown distributions to noncontrolling interest owners	(37.0)	(42.6)
Other financing items, net	(0.3)	(0.9)
Net cash flows from financing activities	(86.2)	(55.7)

Net increase (decrease) in cash and cash equivalents	(0.4)	4.8
Cash and cash equivalents, beginning of period	56.6	70.2
Cash and cash equivalents, end of period	$56.2	$75.0

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AK STEEL HOLDING CORPORATION
NON-GAAP FINANCIAL MEASURES
(Unaudited)
(Dollars in millions)

In certain of its disclosures in this news release, the company has reported adjusted EBITDA and adjusted EBITDA margin that exclude the effects of noncontrolling interests and an impairment charge for its investment in Magnetation. EBITDA is an acronym for earnings before interest, taxes, depreciation and amortization. It is a metric that is sometimes used to compare the results of different companies by removing the effects of different factors that might otherwise make comparisons inaccurate or inappropriate. The adjusted results, although not financial measures under generally accepted accounting principles (“GAAP”) and not identically applied by other companies, facilitate the ability to analyze the company’s financial results in relation to those of its competitors and to the company’s prior financial performance by excluding items that otherwise would distort the comparison.  Adjusted EBITDA and adjusted EBITDA margin are not, however, intended as alternative measures of operating results or cash flow from operations as determined in accordance with GAAP and are not necessarily comparable to similarly titled measures used by other companies.

Neither current nor potential investors in the company’s securities should rely on adjusted EBITDA or adjusted EBITDA margin as a substitute for any GAAP financial measure and the company encourages current and potential investors to review the following reconciliation of adjusted EBITDA.

Reconciliation of Adjusted EBITDA

	Three Months Ended June 30,		Six Months Ended June 30,
(dollars in millions, except per ton)	2016	2015	2016	2015
Net income (loss) attributable to AK Steel Holding	$17.3	$(64.0)	$3.7	$(370.3)
Net income attributable to noncontrolling interests	16.6	14.5	34.6	30.0
Income tax expense (benefit)	(10.6)	14.6	(10.5)	22.3
Interest expense	41.4	43.5	84.2	87.4
Interest income	(0.6)	(0.3)	(0.9)	(0.6)
Depreciation	54.3	55.7	108.0	111.1
Amortization	1.1	1.7	3.1	6.1
EBITDA	119.5	65.7	222.2	(114.0)
Less: EBITDA of noncontrolling interests (a)	20.2	18.1	41.8	37.2
Impairment of Magnetation investment	—	—	—	256.3
Adjusted EBITDA	$99.3	$47.6	$180.4	$105.1
Adjusted EBITDA margin	6.7%	2.8%	6.0%	3.1%

(a)    The reconciliation of EBITDA of noncontrolling interests to net income attributable to noncontrolling interests is as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
(dollars in millions)	2016	2015	2016	2015
Net income attributable to noncontrolling interests	$16.6	$14.5	$34.6	$30.0
Depreciation	3.6	3.6	7.2	7.2
EBITDA of noncontrolling interests	$20.2	$18.1	$41.8	$37.2

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AK STEEL HOLDING CORPORATION
STEEL SHIPMENTS
(Unaudited)
(Tons in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Tons Shipped by Product
Stainless/electrical	227.1	223.4	450.9	450.9
Coated	819.4	823.8	1,656.5	1,609.8
Cold-rolled	256.7	332.6	558.6	653.6
Tubular	31.3	29.7	60.7	59.1
Subtotal value-added shipments	1,334.5	1,409.5	2,726.7	2,773.4
Hot-rolled	183.9	359.1	404.3	692.1
Secondary	37.1	43.1	82.7	96.7
Subtotal non value-added shipments	221.0	402.2	487.0	788.8
Total shipments	1,555.5	1,811.7	3,213.7	3,562.2

Shipments by Product (%)
Stainless/electrical	14.6%	12.3%	14.0%	12.7%
Coated	52.7%	45.5%	51.5%	45.2%
Cold-rolled	16.5%	18.4%	17.4%	18.3%
Tubular	2.0%	1.6%	1.9%	1.7%
Subtotal value-added shipments	85.8%	77.8%	84.8%	77.9%
Hot-rolled	11.8%	19.8%	12.6%	19.4%
Secondary	2.4%	2.4%	2.6%	2.7%
Subtotal non value-added shipments	14.2%	22.2%	15.2%	22.1%
Total shipments	100.0%	100.0%	100.0%	100.0%

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